Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com

Middlefield Banc Corp. Announces NASDAQ Stock Exchange Listing

MIDDLEFIELD, OHIO, September 5, 2014 ¿¿¿¿ Middlefield Banc Corp., the bank holding company of The Middlefield Banking Company, announced that shares of its common stock will begin trading on the NASDAQ Capital Market stock exchange effective with the opening of trading on September 10, 2014. Shares of the Company’s common stock will trade under the symbol “MBCN”.

“The listing of our common stock on NASDAQ represents another significant milestone in the 113-year history of The Middlefield Banking Company,” said Thomas G. Caldwell, President and Chief Executive Officer. “As we continue to grow and mature as a Company, the NASDAQ listing will enable current and potential shareholders greater liquidity to trade in our stock, price visibility into the value of the Company, and increased exposure of our Company outside of our historical operating markets. Listing our common stock on a national stock exchange is another important step in our strategic plan to position the Company for the future.”

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets in excess of $672 million. The bank operates 10 full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.